Exhibit 99.1

Aethlon Medical Announces Third Quarter Financial Results and Provides Corporate Update

SAN DIEGO, CA, February 10, 2021 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a medical device therapeutic company focused on developing products to diagnose and treat life and organ threatening diseases, today reported financial results for its third quarter ended December 31, 2020 and provided an update on recent developments.

Company Updates

Aethlon Medical, Inc. (Company or Aethlon) is continuing the development of its proprietary Hemopurifier®, which is a first in class therapeutic device designed for the single use depletion of cancer-promoting exosomes and circulating viruses. The Hemopurifier has previously been designated a Breakthrough Device by the FDA for the treatment of glycosylated viruses, including Ebola and other hemorrhagic fever viruses, and in late 2018 was additionally designated as a Breakthrough Device “…for the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease….”.

Aethlon has initiated its first clinical trial in patients with advanced and metastatic cancers. Under an Investigational Device Exemption (IDE) application approved by the FDA in October 2019, this trial, termed an Early Feasibility Study (EFS – the device equivalent of a phase 1 study), in patients with advanced and/or metastatic head and neck cancer is being run at the University of Pittsburgh Medical Center Hillman Cancer Center in Pittsburgh, PA. The EFS is designed to enroll 10-12 subjects and will investigate the combination of the Hemopurifier with standard of care pembrolizumab (Keytruda®) in the front line setting. The first patient in this study has now completed the Hemopurifier treatments required by the protocol without incident.

As previously disclosed, the FDA has also approved an amendment to the Company’s open IDE for the Hemopurifier in life threatening viral infections, to allow for the treatment of patients with SARS-CoV-2/COVID-19 infection. This will allow for up to 40 of these patients to be treated under a new Feasibility Study protocol at up to 20 clinical sites in the U.S. The first sites for this trial have received IRB approval and the Company is currently recruiting additional sites.

The Company has also treated a patient under an emergency use single patient pathway that allows for the use of an investigational product in critically ill patients who have essentially failed other treatment options. This patient successfully received eight Hemopurifier treatments of six hours each over nine days and subsequently was transferred from the hospital to a rehab facility for patients post critical illness for rehabilitation on joints and muscles after the long period of paralysis.

In January 2021, Aethlon hired two senior executives, Guy Cipriani as Senior Vice President, Chief Business Officer, and Steven LaRosa, M.D., as Chief Medical Officer. Mr. Cipriani will oversee business development and partnerships, while also contributing to fundraising and corporate development. Dr. LaRosa will be responsible for the clinical development of Aethlon's Hemopurifier, including leading clinical operations and regulatory strategy.

1

Financial Results for the Third Quarter Ended December 31, 2020

At December 31, 2020, Aethlon Medical had a cash balance of approximately $12.1 million.

The Company recorded approximately $625,000 in government contract revenue in the three months ended December 31, 2020, compared to approximately $413,000 in the three months ended December 31, 2019.

Consolidated operating expenses for the three months ended December 31, 2020 were approximately $3.07 million, compared to approximately $1.29 million for the three months ended December 31, 2019. This increase of approximately $1.78 million, or 137.9%, in the 2020 period was due to an increase in payroll and related expenses of approximately $1.12 million, in general and administrative expenses of approximately $646,000 and in professional fees of approximately $15,000.

The $1.12 million increase in payroll and related expenses was due to the combination of an $842,000 increase in cash-based compensation expense and a $275,000 increase in stock-based compensation expense. The largest factor in the cash-based compensation increase was a result of recording an aggregate of $593,000 related to severance costs associated with the separation agreement of the Company’s former CEO in the third quarter. Additional factors were a $125,000 increase in year-end bonus payments, increased headcount and salary increases.

The $646,000 increase in general and administrative expenses was primarily due to a $361,000 increase in clinical trial expenses, a $133,000 increase in subcontractor expenses associated with government contracts and grants, a $130,000 increase in lab supplies in connection with the ongoing effort to continue to build an inventory of Hemopurifiers for the Company’s clinical trials, and a $40,000 increase in insurance expenses.

The $15,000 increase in professional fees was primarily due to a $28,000 increase in contract labor, predominantly research scientists hired on a consulting basis, and a $23,000 increase in legal fees, which were partially offset by a $35,000 decrease in accounting fees.

Other expense was nominal during the three months ended December 31, 2020 and 2019.

As a result of the changes in revenues and expenses noted above, the Company’s net loss before noncontrolling interests increased to approximately $2.44 million for the three months ended December 31, 2020, from approximately $821,000 for the three months ended December 31, 2019.

The unaudited condensed consolidated balance sheet for December 31, 2020 and the unaudited condensed consolidated statements of operations for the three and nine month periods ended December 31, 2020 and 2019 follow at the end of this release.

Conference Call

The Company will hold a conference call today, Wednesday, February 10, 2021 at 4:30 p.m. Eastern Time to review financial results and recent corporate developments. Following management's formal remarks, there will be a question and answer session.

Interested parties can register for the conference by navigating to https://dpregister.com/sreg/10152271/e275c301d3.

Please note that registered participants will receive their dial in number upon registration.

Interested parties without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-836-8741

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5442

All callers should ask for the Aethlon Medical, Inc. conference call.

2

A replay of the call will be available approximately one hour after the end of the call through February 17, 2021. The replay can be accessed via Aethlon Medical’s website or by dialing 1-877-344-7529 (domestic) or 1-412-317-0088 (international) or Canada Toll Free at 1-855-669-9658. The replay conference ID number is 10152271.

About Aethlon and the Hemopurifier®

Aethlon is focused on addressing unmet needs in global health. The Aethlon Hemopurifier is a clinical-stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier is designed to deplete the presence of circulating tumor-derived exosomes that promote immune suppression.

The Hemopurifier® is an FDA designated "Breakthrough Device" related to the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease. Under an Investigational Device Exemption (IDE) application, in October 2019, the FDA approved an Early Feasibility Study (EFS), which is the device equivalent of a Phase 1 clinical trial for a drug or biologic, in a single center, open label trial in 10 to 12 subjects. The study is evaluating the HEMOPURIFIER® for reducing cancer-associated exosomes prior to the administration of standard-of-care pembrolizumab (KEYTRUDA®), which is a first-line therapy for patients with recurrent and/or metastatic squamous cell carcinoma of the head and neck. The EFS is being conducted at the University of Pittsburgh Medical Center Hillman Cancer Center.

The Hemopurifier also holds a Breakthrough Device designation related to life-threatening viruses that are not addressed with approved therapies. In June 2020, the FDA approved an amendment to the Company's existing open IDE for the Hemopurifier in life threatening viral infections, to allow for the treatment of patients with SARS-CoV-2/COVID-19 infection. This will allow for up to 40 of these patients to be treated under a new Early Feasibility Study protocol at up to 20 clinical sites in the U.S.

Aethlon also owns 80% of Exosome Sciences, Inc., which is focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disease progression. Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com.

3

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company’s ability to enroll patients in and successfully complete trials in the Early Feasibility Studies in head and neck cancer and in COVID-19 patients, the Company’s ability to successfully treat patients under any Emergency Use pathway, the Company’s ability to successfully complete development of its Hemopurifier, the Company’s ability to raise additional funds, and other potential risks. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2020, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes, CFO

jfrakes@aethlonmedical.com

Media Contact:

Tony Russo, Ph.D.

Russo Partners, LLC

tony.russo@russopartnersllc.com

212-845-4251

Investor Contact:

Susan Noonan

S.A. Noonan Communications, LLC

susan@sanoonan.com

212-966-3650

4

AETHLON MEDICAL, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheet

ASSETS
	December 31, 2020	March 31, 2020

CURRENT ASSETS
Cash	$12,131,593	$9,604,780
Accounts receivable	114,849	206,729
Prepaid expenses	75,829	229,604

TOTAL CURRENT ASSETS	12,322,271	10,041,113

Property and equipment, net	166,751	140,484
Right-of-use lease asset	64,750	136,426
Patents, net	57,092	57,504
Restricted cash	46,726	–
Deposits	12,159	12,159

TOTAL NONCURRENT ASSETS	347,478	346,573

TOTAL ASSETS	$12,669,749	$10,387,686

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	175,422	285,036
Due to related parties	131,746	111,707
Deferred revenue	–	100,000
Lease liability, current portion	67,698	98,557
Other current liabilities	860,697	472,420

TOTAL CURRENT LIABILITIES	1,235,563	1,067,720

NONCURRENT LIABILITIES
Convertible notes payable, net	–	42,540
TOTAL NONCURRENT LIABILITIES	–	42,540

TOTAL LIABILITIES	1,235,563	1,110,260

COMMITMENTS AND CONTINGENCIES

EQUITY

Common stock, par value of $0.001, 30,000,000 shares authorized; 12,123,524 and 9,366,873 issued and outstanding	12,125	9,368
Additional-paid in capital	129,207,491	121,426,563
Accumulated deficit	(117,650,120)	(112,026,381)

TOTAL STOCKHOLDERS' EQUITY BEFORE NONCONTROLLING INTERESTS	11,569,496	9,409,550

Noncontrolling interests	(135,310)	(132,124)

TOTAL STOCKHOLDERS' EQUITY	11,434,186	9,277,426

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$12,669,749	$10,387,686

5

AETHLON MEDICAL, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

For the three and nine month periods ended December 31, 2020 and 2019

	Three Months	Three Months	Nine Months	Nine Months
	Ended 12/31/20	Ended 12/31/19	Ended 12/31/20	Ended 12/31/19

Government contract revenue	$624,871	$413,458	$624,871	$443,458

OPERATING COSTS AND EXPENSES
Professional fees	624,979	609,933	1,845,659	1,979,848
Payroll and related	1,523,650	406,421	2,520,805	1,609,942
General and administrative	919,830	273,510	1,883,802	998,465
	3,068,459	1,289,864	6,250,266	4,588,255

OPERATING LOSS	(2,443,588)	(876,406)	(5,625,395)	(4,144,797)

OTHER EXPENSE
Loss on debt extinguishment	–		–	447,011
Gain on share for warrant exchanges	–	(55,593)	–	(51,190)
Interest and other debt expenses	802	126	1,530	54,232
	802	(55,467)	1,530	450,053

NET LOSS	$(2,444,390)	$(820,939)	$(5,626,925)	$(4,594,850)

Loss attributable to noncontrolling interests	(1,498)	(1,358)	(3,186)	(3,808)

NET LOSS ATTRIBUTABLE TO AETHLON MEDICAL, INC.	$(2,442,892)	$(819,581)	$(5,623,739)	$(4,591,042)

Basic and diluted net loss available to common stockholders per share	$(0.20)	$(0.28)	$(0.50)	$(2.52)

Weighted average number of common shares outstanding	12,093,361	2,887,883	11,265,725	1,821,557

6